Exhibit 99.1

Enterprise Products Partners L.P.
P.O. Box 4324
Houston, Texas 77210
(713) 880-6500

Enterprise Reports Record Results

        Houston, Texas (Thursday, February 3, 2005) – Enterprise Products Partners L.P. (NYSE: “EPD”) today announced its financial results for the three months and twelve months ended December 31, 2004. Reported results for Enterprise’s fourth quarter and full year of 2004 include three months of results from GulfTerra Energy Partners, L.P., which merged into an affiliate of Enterprise on September 30, 2004.

        The partnership reported record quarterly net income of $115.4 million, or $0.28 per unit on a fully diluted basis, for the fourth quarter of 2004 compared to $34.2 million, or $0.13 per unit, for the fourth quarter of 2003. For the full year of 2004, Enterprise earned net income of $268.3 million, or $0.87 per unit, compared to $104.5 million, or $0.41 per unit, in 2003.

        Net income for the fourth quarter of 2004 included a gain on the sale of assets of approximately $15.1 million, or $0.04 per unit, related to the satisfaction of certain requirements of the sale agreement whereby a 50% interest in the Cameron Highway Oil Pipeline was sold to an affiliate of Valero Energy Corporation in 2003. Approximately $10.1 million of this gain was the non-cash recognition of a receivable that is due from Valero no later than December 31, 2006 while $5.0 million of the gain was associated with a cash payment received from Valero during the fourth quarter of 2004. Due to the continued effects of Hurricane Ivan on certain of our operations, it is estimated our earnings for the fourth quarter and full year of 2004 could have been higher by approximately $17 million, or $0.05 per unit, and $24 million, or $0.09 per unit, respectively, if not for a decrease in natural gas and natural gas liquid (“NGLs”) volumes delivered to our facilities. This estimated impact is prior to any potential claims for recoveries under our business interruption insurance.

        Distributable cash flow for the fourth quarter of 2004 was a record $197.1 million compared to $74.6 million in the fourth quarter of 2003. Based on the partnership’s declared distribution of $0.40 per unit with respect to the fourth quarter that will be paid on February 14, 2005, distributable cash flow provided 1.24 times coverage of this distribution. Distributable cash flow is a non-GAAP financial measure that is defined and reconciled, later in this press release, to its most directly comparable GAAP financial measure, cash provided by operating activities.

        “We are proud to announce record performance in our first quarter after completing the GulfTerra merger,” said O.S. “Dub” Andras, Vice Chairman and Chief Executive Officer of Enterprise. “The strengths of our complementary businesses and approximately $120 million of annualized cash savings realized to date have made our merger with GulfTerra accretive to our partners. Our integrated and diversified businesses across the natural gas and NGL value chain generated distributable cash flow for the quarter that exceeded our cash distributions paid to partners by $34 million with each of our major business segments reporting a solid quarter.”

        Revenue for the fourth quarter of 2004 increased by 101%, to approximately $2.9 billion compared to $1.4 billion for the fourth quarter of 2003. Operating income for the fourth quarter of 2004 increased by 165% to $175.3 million compared to $66.1 million for the fourth quarter of 2003. Gross operating margin increased by 156% to $279.2 million for the fourth quarter of 2004 from $109.0 million for the same quarter in 2003. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) increased by 176% to $275.6 million for the fourth quarter of 2004 from $99.9 million for the fourth quarter of 2003. Gross operating margin and EBITDA are non-GAAP financial measures that are defined and reconciled, later in this release, to their most directly comparable GAAP financial measure.

        Review of Segment Performance

        As a result of the merger, Enterprise revised its business segment reporting into four distinct segments. These segments are organized based on the type of services rendered and the products produced or sold. A schedule accompanying this press release lists the major assets that are included within each business segment.

        NGL Pipelines & Services – The NGL Pipelines & Services segment includes the partnership’s NGL pipelines, storage facilities and fractionators and its natural gas processing plants and related NGL marketing activities. Gross operating margin for this segment increased by 78%, or $62.4 million, in the fourth quarter of 2004 to $142.5 million from $80.1 million in the same quarter in 2003.

        Enterprise’s natural gas processing and related businesses accounted for $75.1 million of gross operating margin for this segment in the fourth quarter of 2004 compared to $7.6 million in the fourth quarter of 2003. This increase was due to the contributions from the GulfTerra assets and nine processing plants acquired from El Paso Corporation in the third quarter of 2004 as well as improved performance from Enterprise’s legacy processing plants and NGL marketing business. The processing business benefited from favorable processing economics due to the continued strong demand for NGLs by the petrochemical and motor gasoline industries as a result of improvements in the U.S. and global economies.

        Gross operating margin from the NGL pipelines and storage business was $52.0 million during the fourth quarter of 2004 versus $61.0 million in the fourth quarter of 2003. The Mid-America and Seminole pipelines accounted for $44.7 million of the gross operating margin for the partnership’s NGL pipelines and storage business during the fourth quarter of 2004. This is a 24%, or $8.5 million, increase from the $36.2 million these pipelines earned during the same quarter of 2003. This increase was more than offset by a decrease in gross operating margin from export terminal services; reduced demand for certain Louisiana NGL pipelines, in part due to lower volumes resulting from the effects of Hurricane Ivan; and pipeline integrity expenses.

        Total transportation volumes for the NGL pipeline business averaged 1,390,000 BPD for the fourth quarter of 2004 compared to 1,281,000 BPD in the fourth quarter of 2003. Transportation volumes for the Mid-America and Seminole pipelines increased by 15%, or 120,000 BPD, to 908,000 BPD in the fourth quarter of 2004 from 788,000 BPD in the same period of 2003.

        Enterprise’s NGL fractionation business earned gross operating margin of $15.3 million for the fourth quarter of 2004 compared to $11.5 million in the fourth quarter of 2003. NGL fractionation volumes for the fourth quarter of 2004 averaged 304,000 BPD versus 241,000 BPD in the fourth quarter of 2003.

        “While we posted record results for the fourth quarter of 2004, the lingering effects of Hurricane Ivan reduced volumes delivered to some of our pipelines, natural gas processing and NGL fractionation facilities in eastern Louisiana due to damage to offshore wells and pipelines owned by third parties. We saw volumes increase in December; however, we estimate that for the fourth quarter these effects reduced gross operating margin by approximately $17 million,” stated Andras.

        Onshore Natural Gas Pipelines & Services – The Onshore Natural Gas Pipelines & Services segment includes the partnership’s onshore natural gas pipelines and natural gas storage businesses. Gross operating margin for this segment for the fourth quarter of 2004 was $72.0 million compared to $4.1 million in the fourth quarter of 2003.

        Onshore natural gas pipelines generated $64.8 million of gross operating margin in the fourth quarter of 2004 versus $4.1 million in the fourth quarter of 2003. Onshore transportation volumes were 5.6 trillion British thermal units per day (Tbtu/d) compared to 0.6 Tbtu/d in the fourth quarter of 2003. Natural gas storage services accounted for $7.2 million of gross operating margin in the fourth quarter of 2004. This combined $67.9 million increase for the segment was due to the contribution of the GulfTerra assets and increased margin and volume on the Acadian system.

        Offshore Pipelines & Services – The Offshore Pipelines & Services segment includes the partnership’s offshore natural gas and crude oil pipelines and platforms. Gross operating margin for this segment for the fourth quarter of 2004 was $33.9 million compared to $0.1 million in the fourth quarter of 2003.

        Offshore natural gas pipelines recorded gross operating margin of $14.4 million on average throughput of 1.8 Tbtu/d in the fourth quarter of 2004 versus $0.1 million and 0.4 Tbtu/d, respectively, for the same quarter in 2003. Gross operating margin for the partnership’s offshore platform services and production business was $13.6 million for the fourth quarter of 2004. Enterprise’s offshore oil pipelines business recorded gross operating margin of $5.8 million in the fourth quarter of 2004 on net volumes of 138,000 BPD. The increase for this segment was primarily attributable to the contribution from the GulfTerra assets.

        Petrochemical Services – The Petrochemical Services segment includes the partnership’s butane isomerization, propylene fractionation and octane enhancement businesses including related pipeline facilities. Gross operating margin for the Petrochemical Services segment during the fourth quarter of 2004 increased by 25%, or $6.1 million, to $30.8 million from $24.7 million in the same quarter of 2003. Each of the three businesses in this segment reported an increase in gross operating margin.

        Capitalization

        Total debt principal outstanding at December 31, 2004 was approximately $4.3 billion, which represented 44.2% of the partnership’s total capitalization. Enterprise had cash of approximately $34 million at the end of 2004.

        Outlook

        “Drilling activity in the major producing areas, including the deepwater Gulf of Mexico, Rocky Mountains and San Juan, and the improving economy have increased the demand for our integrated midstream energy services. Over the next two years, we expect large volumes of new production from both the deepwater and the Rockies to flow into our integrated system of assets,” stated Andras.

        “Recently, the partnership’s Cameron Highway oil pipeline and natural gas and NGL facilities in central Louisiana began receiving first production from the large Mad Dog and Holstein developments in the Southern Green Canyon area of the deepwater Gulf of Mexico. These volumes, along with oil volumes received by our Poseidon oil pipeline from the Frontrunner development, should steadily increase during 2005 as these developments ramp up to full production. In addition, we expect initial production from the K-2 and K-2 North developments will begin flowing into our facilities during the second quarter of 2005,” said Andras.

        “The merger of Enterprise and GulfTerra has strengthened our leading business positions across the natural gas and NGL value chain in some of the largest producing basins in the United States. This has provided our partnership with an abundant portfolio of organic growth opportunities to construct new facilities or expand existing assets. Thus far, we have identified approximately $2 billion of organic growth projects over the next three years, including our recently announced Independence Trail and Hub project and the Constitution oil and natural gas pipeline projects in the deepwater Gulf of Mexico; the expansion of some of our key western NGL assets to support new production in the Rocky Mountain and San Juan regions; and enhancements to some of our existing facilities on the Texas Gulf Coast to serve our refining and petrochemical customers,” said Andras.

        “We are also optimistic about the opportunities to make disciplined acquisitions during 2005 at reasonable valuations that will be accretive to the cash flow of our partnership,” Andras concluded.

Use of Non-GAAP Financial Measures

        This press release and the accompanying schedules include the non-generally accepted accounting principle (“non-GAAP”) financial measures of gross operating margin, EBITDA and distributable cash flow. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.

        Gross operating margin. We evaluate segment performance based on the non-GAAP financial measure of gross operating margin. Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations. This measure forms the basis of our internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results. The GAAP measure most directly comparable to total segment gross operating margin is operating income.

        We define total segment gross operating margin as operating income before: (1) depreciation, depletion and amortization expense; (2) operating lease expenses for which we do not have the payment obligation; (3) gains and losses on the sale of assets; and (4) selling, general and administrative expenses. Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, minority interest, cumulative effect of changes in accounting principles and extraordinary charges. Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions. In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation. Our non-GAAP financial measure of total segment gross operating margin should not be considered as an alternative to GAAP operating income.

        We include earnings from equity method unconsolidated affiliates in our measurement of segment gross operating margin. Our equity investments with industry partners are a vital component of our business strategy. They are a means by which we conduct our operations to align our interests with those of our customers, which may be a supplier of raw materials or a consumer of finished products. This method of operation also enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a stand-alone basis. Many of these businesses perform supporting or complementary roles to our other business operations. As circumstances dictate, we may increase our ownership interest in equity investments, which could result in subsequent consolidation of operations.

        EBITDA. We define EBITDA as net income or loss plus interest expense, provision for income taxes and depreciation and amortization expense. EBITDA is used as a supplemental financial measure by management and by external users of financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing and capital structure; and (4) the viability of projects and the overall rates of return on alternative investment opportunities. Because EBITDA excludes some, but not all, items that affect net income or loss and these measures may vary among other companies, the EBITDA data presented in the press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to EBITDA is cash flow from operating activities.

        Distributable cash flow. We define distributable cash flow as net income or loss plus: (1) depreciation and amortization expense; (2) operating lease expenses for which we do not have the payment obligation; (3) cash distributions received from unconsolidated affiliates less equity in the earnings of such unconsolidated affiliates; (4) the subtraction of sustaining capital expenditures; (5) the addition of losses or subtraction of gains relating to the sale of assets; (6) cash proceeds from the sale of assets; (7) the addition of decreases or the subtraction of increases in the value of our financial instrument portfolios; (8) cash proceeds from significant financial instrument transactions recorded within accumulated other comprehensive income less related amortization of such amount to earnings; (9) transition support payments received from ElPaso related to our merger with GulfTerra; and (10) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income for the period. Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Distributable cash flow is a significant liquidity metric used by senior management to compare basic cash flows generated by the partnership to the cash distributions we expect to pay our partners. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.

        Distributable cash flow is also an important non-GAAP financial measure for our limited partners since it serves as an indicator of the partnership’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not the partnership is generating cash flows at a level that can sustain or support an increase in our quarterly cash distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships because the value of a partnership unit is generally determined by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder). The GAAP measure most directly comparable to distributable cash flow is cash flows from operating activities.

Company Information and Use of Forward Looking Statements

        Enterprise Products Partners L.P. is one of the largest publicly traded energy partnerships with an enterprise value over $14 billion, and is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs and crude oil. Enterprise transports natural gas, NGLs and crude oil through 31,000 miles of onshore and offshore pipelines and is an industry leader in the development of midstream infrastructure in the deepwater trend of the Gulf of Mexico. Services include natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil transportation and offshore production platform services. For more information, visit Enterprise on the web at www.epplp.com.

        Today, Enterprise will host a conference call to discuss fourth quarter earnings. The call will be broadcast live over the Internet at 9:00 a.m. Central Time and may be accessed by visiting the company’s website at www.epplp.com. Participants should access the “Investor Resources” section of the website at least ten minutes prior to the start of the conference call to download and install any necessary audio software.

        This press release contains various forward-looking statements and information that are based on Enterprise’s beliefs and those of its general partner, as well as assumptions made by and information currently available to Enterprise. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of Enterprise for future operations, are intended to identify forward-looking statements. Although Enterprise and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Enterprise nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Enterprise’s actual results may vary materially from those Enterprise anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on Enterprise’s results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

•	a reduction in demand for its products by the petrochemical, refining or heating industries;

•	the effects of Enterprise’s debt level on future financial and operating flexibility;

•	a decline in the volumes of NGLs delivered by its facilities;

•	the failure of its credit risk management efforts to adequately protect it against customer non-payment;

•	terrorist attacks aimed at its facilities;

•	the failure to successfully integrate GulfTerra’s business operations or the failure to successfully integrate any future acquisitions; and

•	the failure to realize the anticipated cost savings, synergies and other benefits of the completed merger with GulfTerra.

        Enterprise has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact: Randy Burkhalter, Director of Investor Relations, Enterprise Products Partners L.P. (713) 880-6812, www.epplp.com

###

Enterprise Products Partners L.P.	Exhibit A
Condensed Statement of Consolidated Operations - UNAUDITED For the Three and Twelve Months Ended December 31, 2004 and 2003 ($ in 000s, except per unit amounts)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2004	2003	2004	2003
Revenue	$2,859,615	$1,419,406	$8,318,122	$5,346,431
Costs and Expenses:
Operating costs and expenses	2,674,864	1,347,340	7,901,256	5,046,777
Selling, general and administrative	20,030	8,651	46,659	37,590

Total Costs and Expenses	2,694,894	1,355,991	7,947,915	5,084,367

Equity in income (loss) of unconsolidated affiliates	10,563	2,687	52,787	(13,960)

Operating Income	175,284	66,102	422,994	248,104
Other Income (Expense):
Interest expense	(58,784)	(33,056)	(155,740)	(140,806)
Dividend income from unconsolidated affiliates		1,044		5,595
Interest income	1,181	185	2,083	772
Other, net	9	48	32	33

Total Other Income (Expense)	(57,594)	(31,779)	(153,625)	(134,406)

Income before provision for taxes, cumulative effect
of changes in accounting principles and minority interest	117,690	34,323	269,369	113,698
Provision for taxes	(1,055)	(665)	(3,761)	(5,293)

Income before minority interest and changes
in accounting principles	116,635	33,658	265,608	108,405
Minority interest	(1,281)	539	(8,128)	(3,859)

Income before change in accounting principle	115,354	34,197	257,480	104,546
Cumulative effect of change in accounting principle			10,781

Net Income	$115,354	$34,197	$268,261	$104,546

Allocation of Net Income to:
Limited partners	$100,350	$27,694	$231,153	$83,817

General partner	$15,004	$6,503	$37,108	$20,729

Per Unit data (Fully Diluted):
Net income per unit	$0.28	$0.13	$0.87	$0.41

Average LP Units Outstanding (000s)	363,922	213,934	266,045	206,367

Other Financial data:
Cash provided by operating activities	$391,451	$196,940	$424,431	$419,605
Cash used in investing activities	$256,024	$503,516	$990,722	$656,976
Cash provided by (used in) financing activities	$(273,881)	$296,810	$543,973	$254,020
Distributable cash flow (1)	$197,109	$74,593	$541,058	$278,766
EBITDA	$275,601	$99,875	$623,146	$366,446
Depreciation and amortization	$101,043	$32,354	$198,887	$128,435
Distributions received from unconsolidated affiliates	$13,447	$6,179	$68,027	$31,882
Sustaining capital expenditures	$21,314	$5,355	$37,315	$20,313
Total capital expenditures	$169,294	$47,945	$208,239	$145,913
Investments in and advances to
unconsolidated affiliates	$63,833	$442,513	$64,412	$471,927
Total debt principal outstanding at end of period	$4,288,698	$2,144,000	$4,288,698	$2,144,000

(1)	Distributable cash flow for the twelve months ended December 31, 2004 includes a pro forma adjustment of $68.4 million related to distributable cash flow from GulfTerra’s businesses for the third quarter of 2004. See Exhibit F for a calculation of this amount using historical financial information of GulfTerra. Distributable cash flow for the twelve months ended December 31, 2004 also includes a $19.4 million net cash inflow related to interest rate hedging financial instruments.

Enterprise Products Partners L.P.	Exhibit B
Condensed Operating Data - UNAUDITED For the Three and Twelve Months Ended December 31, 2004 and 2003 ($ in 000s)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2004	2003	2004	2003
Gross Operating Margin by Segment ($000s):
NGL Pipelines & Services	$142,466	$80,101	$374,196	$310,677
Onshore Natural Gas Pipelines & Services	72,049	4,118	90,977	18,345
Offshore Pipelines & Services	33,901	141	36,478	5,561
Petrochemical Services	30,784	24,653	121,515	75,885
Other, non-segment results (1)		(53)	32,025	(53)

Total non-GAAP gross operating margin	$279,200	$108,960	$655,191	$410,415
Adjustments to reconcile non-GAAP gross operating
margin to GAAP operating income:
Depreciation and amortization in operating
costs and expenses	(99,060)	(31,882)	(193,734)	(115,643)
Operating lease expense paid by EPCO in operating
costs and expenses	(885)	(2,274)	(7,705)	(9,094)
Gain (loss) on sale of assets in operating costs and expenses	16,059	(51)	15,901	16
Selling, general and administrative expenses	(20,030)	(8,651)	(46,659)	(37,590)

Operating income per GAAP	$175,284	$66,102	$422,994	$248,104

Selected Volumetric Operating Data: (2)
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtu/d) (3)	1,828	378	2,081	433
Crude oil transportation volumes (MBPD)	138		138
Platform gas treating (Mdth/d)	306		306
Platform oil treating (MBPD)	14		14
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtu/d)	5,621	627	5,638	600
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	1,390	1,281	1,411	1,275
NGL fractionation volumes (MBPD)	304	241	307	227
Equity NGL production (MBPD)	128	44	129	43
Fee-based natural gas processing (MMcf/d)	1,844	324	1,692	194
Petrochemical Services, net:
Butane isomerization volumes (MBPD)	85	70	76	77
Propylene fractionation volumes (MBPD)	54	56	57	57
Octane additive production volumes (MBPD)	13	7	10	4
Petrochemical transportation volumes (MBPD)	69	75	71	68
Total, net:
NGL, crude oil and petrochemical transportation volumes (MBPD)	1,597	1,356	1,620	1,343
Natural gas transportation volumes (BBtu/d)	7,449	1,005	7,719	1,033
Equivalent transportation volumes (MBPD) (4)	3,557	1,621	3,651	1,615

(1)	The Other non-segment category is presented for financial reporting purposes only to show the historical equity earnings we received from the general partner of GulfTerra (“GulfTerra GP”). Our investment in GulfTerra GP was accounted for using the equity method until the GulfTerra Merger was completed on September 30, 2004. On that date, GulfTerra GP became a wholly-owned consolidated subsidiary. Since the historical equity earnings of GulfTerra GP were based on net income amounts allocated to it by GulfTerra, it is impractical for us to allocate the equity income we received during the periods presented to each of our new segments. Therefore, we have segregated equity earnings from GulfTerra GP apart from our other investments to aid in comparability between the periods presented and future periods.
(2)	Throughput rates reflect the periods that we owned the underlying businesses.
(3)	Excludes fourth quarter of 2004 volumes for Starfish, which is being disposed of.
(4)	Reflects equivalent energy volumes where 3.8 MMBtus of natural gas are equivalent to one barrel of NGLs.

Exhibit C
Enterprise Products Partners L.P. New Reportable Business Segments

Name of Business Segment	Major Components of Each Business Segment and Principal Operating Assets included in Business Segment (italicized)
Offshore Pipelines & Services	Offshore natural gas pipelines:
Viosca Knoll Gathering System
High Island Offshore System
East Breaks, Falcon and Typhoon Systems
Phoenix Gathering System
Marco Polo - Gas Gathering System
Manta Ray, Nautilus and Nemo Systems
Offshore oil pipelines:
Poseidon, Allegheny and Typhoon Systems
Cameron Highway Oil Pipeline
Marco Polo - Oil Pipeline
Offshore platform services:
Seven Gulf of Mexico platforms

Onshore Natural Gas Pipelines &	Onshore natural gas pipelines
Services	(including associated gas treating plants):
San Juan Gathering System
Permian Basin System
Texas Intrastate System
Acadian Gas System
Natural gas storage facilities in Texas, Louisiana
and Mississippi

NGL Pipelines & Services	Natural gas processing plants and related marketing activities:
Two New Mexico plants (Chaco and Indian Basin)
Nine South Texas processing plants
Eleven Louisiana processing plants
Pascagoula, Mississippi plant
NGL marketing activities
NGL fractionation facilities:
Texas facilities (Mont Belvieu and South Texas plants)
Louisiana facilities (Norco, Promix and BRF plants)
NGL pipelines and storage:
Mid-America and Seminole
Dixie Pipeline
Mont Belvieu, Texas NGL storage operations
Import and Export facilities
Other NGL pipeline and storage, including Lou-Tex NGL
Pipeline and Louisiana NGL storage

Petrochemical Services	Propylene fractionation facilities:
Texas facilities (Mont Belvieu)
Louisiana facilities (BRPC)
Various propylene pipelines, including Lou-Tex Propylene
Pipeline
Isomerization facility located in Mont Belvieu, Texas
Octane additive production facility located in Mont Belvieu, Texas

Enterprise Products Partners L.P.	Exhibit D
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures EBITDA and Distributable Cash Flow For the Three and Twelve Months Ended December 31, 2004 and 2003 ($ in 000s)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2004	2003	2004	2003
Reconciliation of Non-GAAP “EBITDA” to GAAP “Net Income” and
GAAP “Cash provided by (used in) operating activities”
Net income	$115,354	$34,197	$268,261	$104,546
Additions to net income to derive EBITDA:
Interest expense (including related amortization)	58,784	33,056	155,740	140,806
Provision for taxes	1,055	665	3,761	5,293
Depreciation and amortization in costs and expenses	100,408	31,957	195,384	115,801

EBITDA	275,601	99,875	623,146	366,446
Adjustments to EBITDA to derive cash provided by operating activities
(add or subtract as indicated by sign of number):
Interest expense	(58,784)	(33,056)	(155,740)	(140,806)
Provision for income taxes	(1,055)	(665)	(3,761)	(5,293)
Cumulative effect of changes in accounting principles			(10,781)
Equity in loss (income) of unconsolidated affiliates	(10,563)	(2,687)	(52,787)	13,960
Amortization in interest expense	635	397	3,503	12,634
Deferred income tax expense	3,315	6,352	9,608	10,534
Provision for non-cash asset impairment charge	98	1,200	4,114	1,200
Distributions received from unconsolidated affiliates	13,447	6,179	68,027	31,882
Operating lease expense paid by EPCO, excluding
minority interest portion	885	2,258	7,705	9,010
Other expenses paid by EPCO		(169)		436
Minority interest	1,281	(539)	8,128	3,859
Loss (gain) on sale of assets	(16,059)	51	(15,901)	(16)
Changes in fair market value of financial instruments	(77)	(4)	5	(29)
Decrease (increase) in restricted cash used for operating activities	(9,269)	804	(12,305)	(5,100)
Net effect of changes in operating accounts	191,996	116,944	(48,530)	120,888

Cash provided by operating activities	$391,451	$196,940	$424,431	$419,605

Enterprise Products Partners L.P.	Exhibit E
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures EBITDA and Distributable Cash Flow For the Three and Twelve Months Ended December 31, 2004 and 2003 ($ in 000s)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2004	2003	2004	2003
Reconciliation of Non-GAAP “Distributable Cash Flow” to GAAP “Net
Income” and GAAP “Cash provided by (used in) operating activities”
Net income	$115,354	$34,197	$268,261	$104,546
Adjustments to derive Distributable Cash Flow:
(add or subtract as indicated by sign of number):
Amortization in interest expense	635	397	3,503	12,634
Depreciation and amortization in costs and expenses	100,408	31,957	195,384	115,801
Operating lease expense paid by EPCO, excluding
minority interest portion	885	2,258	7,705	9,010
Other expense paid by EPCO		(169)		436
Deferred income tax expense	3,315	6,352	9,608	10,534
Provision for non-cash asset impairment charge	98	1,200	4,114	1,200
Cumulative effect of change in accounting principle,
excluding minority interest portion			(8,443)
Equity in loss (income) of unconsolidated affiliates	(10,563)	(2,687)	(52,787)	13,960
Distributions received from unconsolidated affiliates	13,447	6,179	68,027	31,882
Loss (gain) on sale of assets	(16,059)	51	(15,901)	(16)
Proceeds from sale of assets	6,480	35	6,590	212
Sustaining capital expenditures	(21,314)	(5,355)	(37,315)	(20,313)
Changes in fair market value of financial instruments	(77)	(4)	5	(29)
Settlement of forward-starting interest rate swaps			19,405
Enron bankruptcy reserve adjustments				(2,073)
Estimated GulfTerra distributable cash flow for
third quarter of 2004 (see Exhibit F)			68,402
El Paso transition support payments (1)	4,500		4,500
General partner minority interest adjustment		182		982

Distributable Cash Flow	197,109	74,593	541,058	278,766
Adjustments to Distributable Cash Flow to derive Cash Provided by
Operating Activities (add or subtract as indicated by sign of number):
Minority interest portion of cumulative effect of change in
accounting principle			(2,338)
Proceeds from sale of assets	(6,480)	(35)	(6,590)	(212)
Sustaining capital expenditures	21,314	5,355	37,315	20,313
Settlement of forward-starting interest rate swaps			(19,405)
Enron bankruptcy reserve adjustments				2,073
El Paso transition support payments	(4,500)		(4,500)
General partner minority interest adjustment		(182)		(982)
Estimated GulfTerra distributable cash flow for
third quarter of 2004 (see Exhibit F)			(68,402)
Minority interest in total	1,281	(539)	8,128	3,859
Increase in restricted cash	(9,269)	804	(12,305)	(5,100)
Net effect of changes in operating accounts	191,996	116,944	(48,530)	120,888

Cash provided by operating activities	$391,451	$196,940	$424,431	$419,605

(1)	The GulfTerra merger agreements between Enterprise and El Paso provide that for a period of three years following closing of the GulfTerra Merger, El Paso will make transition support payments to Enterprise in annual amounts of $18 million, $15 million and $12 million for the first, second and third years of such period, respectively, payable in twelve equal monthly installments for each such year.

Enterprise Products Partners L.P.	Exhibit F
Unaudited Condensed Consolidated Statement of Cash Flows and Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Distributable Cash Flow ($ in 000s)

	Nine Months Ended September 30, 2004	Six Months Ended June 30, 2004
OPERATING ACTIVITIES
Net income	$155,365	$103,043
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation, depletion and amortization in operating expenses	81,297	52,303
Amortization of debt issuance costs, premiums and discounts	3,860	2,651
Equity in income of unconsolidated affiliates	(7,567)	(5,466)
Distributions received from unconsolidated affiliates	2,200	1,450
Gain on sale of long-lived assets	(36)	(24)
Loss due to write-off of unamortized debt issuance costs	3,884	3,884
Other noncash items	6,885	6,352
Net effect of changes in operating accounts	(23,775)	(27,961)

Cash provided by operating activities	222,113	136,232

INVESTING ACTIVITIES
Capital expenditures	(117,525)	(86,107)
Proceeds from sale of assets	475	197
Investments in unconsolidated affiliates	(20,366)	(17,947)

Cash used in investing activities	(137,416)	(103,857)

FINANCING ACTIVITIES
Borrowings under debt agreements, net of debt issuance costs	646,489	586,531
Repayments of debt	(582,585)	(522,585)
Distributions paid to partners	(214,384)	(142,317)
Contribution from general partner	578	480
Net proceeds from issuance of common units, Series F convertible units and
conversion of Series F convertible units	82,860	48,536
Unit option buyout	(7,627)

Cash used in financing activities	(74,669)	(29,355)

NET CHANGE IN CASH AND CASH EQUIVALENTS	10,028	3,020
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	30,425	30,425

CASH AND CASH EQUIVALENTS, END OF PERIOD	$40,453	$33,445

Non-GAAP Distributable Cash Flow calculation:
Net income	$155,365	$103,043
Adjustments to derive Distributable Cash Flow (add or subtract as indicated by sign of number):
Depreciation, depletion and amortization in operating expenses	81,297	52,303
Amortization of debt issuance costs, premiums and discounts	3,860	2,651
Equity in income of unconsolidated affiliates	(7,567)	(5,466)
Distributions received from unconsolidated affiliates	2,200	1,450
Gain on sale of long-lived assets	(36)	(24)
Loss due to write-off of unamortized debt issuance costs	3,884	3,884
Other noncash items	6,885	6,352
Proceeds from sale of assets	475	197
Sustaining capital expenditures	(42,111)	(28,540)

Distributable Cash Flow	$204,252	$135,850
Adjustments to Distributable Cash Flow to derive Cash Provided by
Operating Activities (add or subtract as indicated by sign of number):
Sustaining capital expenditures	42,111	28,540
Proceeds from sale of assets	(475)	(197)
Other noncash items	(23,775)	(27,961)

Cash Provided by Operating Activities	$222,113	$136,232

Estimated GulfTerra Distributable Cash Flow for Third Quarter of 2004
(Calculated using amounts shown above):
Estimated Distributable Cash Flow for Nine Months Ended September 30, 2004	$204,252
Less: Estimated Distributable Cash Flow for Six Months Ended June 30, 2004	135,850

Estimated Distributable Cash Flow for Three Months Ended September 30, 2004	$68,402